Exhibit 99.3


                           OPHTHALMIC IMAGING SYSTEMS
                             STOCK OPTION AGREEMENT


          This Stock Option Agreement (this "Agreement") is between Ophthalmic Imaging Systems, a California corporation (the "Company"), and _____________________, an individual (the "Optionee"). Each capitalized term used but not defined herein shall have the meaning assigned to it in the Ophthalmic Imaging Systems 2003 Stock Option Plan (the "Plan").

          The parties agree as follows:

          1. Option Granted. The Company, in accordance with the allotment made by the Administrators and subject to the terms and conditions of the Plan and this Agreement, hereby grants to the Optionee an option to purchase an aggregate of ( ) shares of Common Stock at an exercise price of 0.681 United States Dollars ($0.681) per share, being at least equal to the fair market value of such shares on the date hereof. This option is intended to constitute an incentive stock option within the meaning of Section 422 of the Internal Revenue Code of 1986, as amended (the "Code")

          2. Term; Vesting.

                  (a) The term of this option shall be ten (10) years from the date hereof, subject to earlier termination as provided in this Agreement and the Plan. This option shall vest and become exercisable as to all of the shares of Common Stock subject hereto upon the terms and conditions set forth on Exhibit A attached hereto; provided, however, that the Optionee is then employed by the Company or one of its affiliates.

                  (b) The right to purchase shares of Common Stock under this option shall be cumulative, so that if the full number of shares purchasable in a period shall not be purchased, the balance may be purchased at any time or from time to time thereafter, but not after the expiration of the term of this option as herein provided and as provided in the Plan.

          3. Exercise. This option shall be exercised by giving written notice to the Company at its then principal office, currently Ophthalmic Imaging Systems, 221 Lathrop Way, Suite I, Sacramento, California 95815, Attention:
Chief Executive Officer, stating that the Optionee is exercising the option hereunder, specifying the number of shares being purchased and accompanied by payment in full of the aggregate purchase price therefor (a) in cash or by certified check, (b) with the consent of the Company, with previously acquired shares of Common Stock that are fully paid, vested, transferable and have been held by the Optionee for the requisite period to avoid a charge to the Company's earnings for financial accounting purposes, or (c) with the consent of the Company, with a combination of the foregoing.



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          4.  Withholding  Taxes.  The  Company  (or a  Parent  or  any  of  its
Subsidiaries) may withhold cash and/or shares of Common Stock to be issued to the Optionee in the amount that the Company (or a Parent or any of its Subsidiaries) determines is necessary to satisfy its obligation to withhold taxes or other amounts incurred by reason of the grant, exercise or disposition of this option or the disposition of the underlying shares of Common Stock. Alternatively, the Company (or a Parent or any of its Subsidiaries) may require the Optionee to pay the Company (or a Parent or any of its Subsidiaries) such amount and the Optionee agrees to pay such amount to the Company (or a Parent or any of its Subsidiaries) in cash, promptly upon demand.

          5. Compliance with Securities Laws.

                  (a) Notwithstanding anything herein to the contrary, this option shall not be exercisable by the Optionee hereof unless (i) a registration statement under the Securities Act of 1933, as amended (the "Securities Act"), with respect to the shares of Common Stock to be received upon the exercise of this option shall be effective and current and which remains effective and current at the time of exercise or (ii) there is an exemption (without the necessity of any action on the part of the Company to take any action to implement such exemption) from registration under the Securities Act for the issuance of shares of Common Stock upon such exercise, and in any event shall be exercisable only to the extent vested at the time of exercise. Nothing herein shall be construed as requiring the Company to register the shares subject to this option under the Securities Act or any state securities laws or to keep any registration statement effective or current.

                  (b) Notwithstanding anything herein to the contrary, if at any time the Administrators determine, in their sole discretion, that the listing or qualification of the shares of Common Stock subject to this option on any securities exchange, Nasdaq or under any applicable law, or the consent or approval, or filing with, of any governmental agency or regulatory body, is necessary or desirable as a condition to, or in connection with, the granting of an option or the issue of shares of Common Stock hereunder, this option may not be exercised in whole or in part unless such filing, listing, qualification, consent or approval shall have been effected or obtained free of any conditions not acceptable to the Administrators.

          6. Termination of Relationship. Upon any termination of the Optionee's employment with the Company (or a Parent or any of its Subsidiaries), including a termination by reason of the Optionee's death or Disability, then the Optionee may exercise the option as follows, and as more fully set forth in Section 8 of the Plan:

                  (a) Upon termination for any reason other than death or Disability of the Optionee, the Optionee may exercise the option, to the extent vested and exercisable at the time of termination of employment, at any time within (3) months after the date of termination, but not thereafter and in no event after the date the option would otherwise have expired; provided, however, that if the Optionee's employment is terminated for Cause, the option shall terminate immediately.



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                  (b) Upon the death of the Optionee  (i) during the  Optionee's employment with the Company, (ii) within three (3) months of termination of such employment for any reason (unless such termination was for Cause or without the consent of the Company), or (iii) within one (1) year following the termination of such employment by reason of the Optionee's Disability, to the extent exercisable on the date of the Optionee's death, by the Optionee's Legal Representative, at any time within one (1) year after death, but not thereafter and in no event after the date the option would otherwise have expired.

                  (c) At any time within one (1) year after termination of the Optionee's employment by reason of Optionee's Disability, but not thereafter and in no event after the date the option would otherwise have expired.

To the extent that the option is not vested at the time of termination of employment, the option shall terminate.

          7. Investment Representations.

                  (a) The Optionee hereby represents and warrants to the Company that, unless a registration statement under the Securities Act with respect to the shares of Common Stock to be received upon an exercise of this option is effective and current at the time of exercise of this option, the shares of Common Stock to be issued upon the exercise of this option will be acquired by the Optionee for the Optionee's own account, for investment only and not with a view to the resale or distribution thereof. In any event, the Optionee shall notify the Company of any proposed resale of the shares of Common Stock issued to him upon exercise of this option. Any subsequent resale or distribution of shares of Common Stock by the Optionee shall be made only pursuant to (i) a registration statement under the Securities Act that is effective and current with respect to the sale of shares of Common Stock being sold, or (ii) a specific exemption from the registration requirements of the Securities Act, but in claiming such exemption, the Optionee shall, prior to any offer of sale or sale of such shares of Common Stock, provide the Company (unless waived by the Company) with a favorable written opinion of counsel satisfactory to the Company, in form, substance and scope satisfactory to the Company, as to the applicability of such exemption to the proposed sale or distribution and, in each such case, in full compliance with all applicable state securities laws. Such representations and warranties shall also be deemed to be made by the Optionee upon each exercise of this option.

                  (b) The Optionee represents and agrees that the Optionee will comply with all applicable laws relating to the Plan and the grant and exercise of this option and the disposition of the shares of Common Stock acquired upon exercise of the option, including, without limitation, federal and state securities and "blue sky" laws

          8. Legends. The Company may affix such appropriate legend or legends upon the certificates for shares of Common Stock issued upon exercise of this option and may issue such "stop transfer" instructions to its transfer agent in respect of such shares as it determines, in its discretion, to be necessary, appropriate or desirable to (a) prevent a violation of, or to perfect an exemption from, the registration requirements of the Securities Act or any applicable state securities law, or (b) implement the provisions of the Plan or this Agreement or any other agreement between the Company and the Optionee with respect to such shares of Common Stock.



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          9. No Right to  Employment.  Nothing in the Plan or in this  Agreement shall confer upon the Optionee any right to continue as an employee, officer or director of, or consultant or advisor to, the Company, any Parent or any of its Subsidiaries, or interfere in any way with any right of the Company, any Parent or its Subsidiaries to terminate the Optionee's relationship therewith at any time for any reason whatsoever without liability to the Company, any Parent or any of its Subsidiaries.

          10. Subject to Plan. The Company and the Optionee are subject to and bound by all of the terms and conditions of the Plan, a copy of which is attached hereto as Exhibit B and made a part hereof. In the event of a conflict between the terms of this Agreement and the terms of the Plan, the terms of the Plan shall govern.

          11. Business Days. In the event that any action (or vesting of shares) hereunder is required to occur on a day that is a Saturday, a Sunday or a day that is a legal holiday for banks in the state of New York, then any such action (or vesting of shares) shall take place on the first day that is not a Saturday, a Sunday or a day that is a legal holiday for banks in the state of New York.

          12. Transfer Limitations - Option. This option is not transferable by the Optionee and may be exercised (a) during the lifetime of the Optionee, only by the Optionee and (b) after the death of the Optionee, only by the personal representative of the Optionee's estate.

          13. Successors and Assigns. This Agreement shall be binding upon and inure to the benefit of any successor or assign of the Company and to the personal representative of the Optionee's estate.

          14. Governing Law. This Agreement shall be governed by, and construed and enforced in accordance with, the laws of the State of California, without regard to the conflict of law provisions or any other law that would defer to the substantive laws of another jurisdiction.

          15. Partial Invalidity. The invalidity, illegality or unenforceability of any term or provision herein shall not affect the validity, legality or enforceability of any other term or provision, all of which shall be valid, legal and enforceable to the fullest extent permitted by applicable law. This Agreement shall not be construed or interpreted with any presumption against the Company by reason of the Company causing this Agreement to be drafted.

          16. Entire Agreement. This Agreement (together with the Plan) constitutes the entire agreement and understanding between the parties with respect to the subject matter hereof and supersedes any prior and/or contemporaneous agreements or understandings with respect thereto (whether written or oral), all of which are merged herein. This Agreement may not be amended or modified except by an instrument in writing signed by the parties hereto, and no term or provision hereof may be waived by any party except by an instrument in writing signed by such party. Notwithstanding the foregoing, the Optionee agrees that the Company may amend the Plan and the options granted to the Optionee under the Plan, subject to the limitations contained in the Plan.




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         The parties have executed and  delivered  this  Incentive  Stock Option
Agreement as of the date first written above.


                                       OPHTHALMIC IMAGING SYSTEMS


                                       By:
                                          --------------------------------------
                                          Gil Allon, Chief Executive Officer


                                       OPTIONEE:


                                       -----------------------------------------



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                                                     Printed Name



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